EXHIBIT 2

CONTRIBUTION AGREEMENT

This Agreement (the “Agreement”) is made as of December 26, 2002 (the “Effective Date”), by and among Liberty Media Corporation (“Liberty”), Liberty Media International, Inc. (“LMINT”), Liberty Holdings Europe, Inc. (“Liberty Europe”), Liberty Global, Inc. (“Liberty Global”), Liberty UPCOY, Inc. (“Liberty UPCOY”), Liberty UK, Inc. (“Liberty UK”), Liberty UK Holdings, Inc. (“Liberty UK Holdings”), Liberty Programming UK, Inc. (“Liberty Programming”), Liberty TWSTY Holdings, Inc. (“Liberty TWSTY” and together with Liberty Global, Liberty UPCOY, Liberty UK, Liberty UK Holdings and Liberty Programming, the “Members”), and Liberty International B-L LLC (the “Company”).

Recitals:

A.            The Members are the initial members of the Company and are entering into this Agreement to provide for their respective initial capital contributions to the Company.

B.            The parties intend that the Company to which the contributions set forth in this Agreement are made will be governed by an Operating Agreement of the Company to be negotiated in good faith by the Members (the “Operating Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be bound, the parties hereto agree as follows:

ARTICLE 1                                   OPERATING AGREEMENT.

                The Operating Agreement will provide that the ownership of the Company will be divided into and represented by Units.  There will be two classes of Units: Common Units and Preferred Units.  The maximum number of Common Units that the Company may initially issue is 790, and the maximum number of Preferred Units that the Company may initially issue is 210.  The holders of Common Units and Preferred Units will have the voting and economic rights that will be negotiated in good faith and documented in the Operating Agreement.

ARTICLE 2                                   CONTRIBUTIONS

2.1           Liberty Global Contribution.

(a)           Common Unit Contribution.  Liberty Global hereby assigns and transfers to the Company 918,770 shares of Class A common stock of UnitedGlobalCom, Inc. and 7,788,875 shares of Class C common stock of UnitedGlobalCom in exchange for 493 Common Units to be issued to Liberty Global.

(b)           Preferred Unit Contribution.  Liberty Global hereby assigns and transfers to the Company 244,230 shares of Class A common stock of UnitedGlobalCom, Inc. and 2,070,461 shares of Class C common stock of UnitedGlobalCom, Inc. in exchange for 131 Preferred Units to be issued to Liberty Global.

2.2           Liberty UPCOY Contribution.

(a)           Common Unit Contribution.  Liberty UPCOY hereby assigns and transfers to the Company record and beneficial ownership of 1,580 Series 1 convertible Class A preference shares of United Pan-Europe Communications N.V. (“UPC”), beneficial ownership of 96 Series 1 convertible Class A preference shares of UPC and record and beneficial ownership of warrants to purchase 767,183 UPC ordinary shares A, in exchange for 12 Common Units to be issued to Liberty UPCOY.  As promptly as practicable after the execution hereof, for no additional consideration Liberty UPCOY shall assign and transfer to the Company record ownership to the 96 UPC Series 1 convertible Class A preference shares the beneficial ownership of which is transferred to the Company pursuant to the preceding sentence.

(b)           Preferred Unit Contribution.  Liberty UPCOY hereby assigns and transfers to the Company record and beneficial ownership of 420 Series 1 convertible Class A preference shares of UPC, beneficial ownership of 26 Series 1 convertible Class A preference shares of UPC and record and beneficial ownership of warrants to purchase 203,935 UPC ordinary shares A, in exchange for 3 preferred Units to be issued to Liberty UPCOY.  As promptly as practicable after the execution hereof, for no additional consideration Liberty UPCOY shall assign and transfer to the Company record ownership to the 26 UPC Series 1 convertible Class A preference shares the beneficial ownership of which is transferred to the Company pursuant to the preceding sentence.

2.3           Liberty UK Contribution.

(a)           Common Unit Contribution.  Liberty UK hereby assigns and transfers to the Company 366,116,779 ordinary shares of Telewest Communications plc (“Telewest”) in exchange for 177 Common Units to be issued to Liberty UK.

(b)           Preferred Unit Contribution.  Liberty UK hereby assigns and transfers to the Company 97,322,182 ordinary shares of Telewest in exchange for 47  Preferred Units to be issued to Liberty UK.

2.4           Liberty Programming Contribution.

(a)           Common Unit Contribution.  Liberty Programming hereby assigns and transfers to the Company 49,322,862 ordinary shares of Liberty Flex Holdings Ltd. in exchange for 84 Common Units to be issued to Liberty Programming.

(b)           Preferred Unit Contribution.  Liberty Programming hereby assigns and transfers to the Company 13,111,140 ordinary shares of Liberty Flex Holdings Ltd. in exchange for 23 Preferred Units to be issued to Liberty Programming.

2.5           Liberty TWSTY Contribution.

(a)           Common Unit Contribution.  Liberty TWSTY hereby assigns and transfers to the Company 15,800,000 ordinary shares of Telewest in exchange for 8 Common Units to be issued to Liberty TWSTY.

(b)           Preferred Unit Contribution.  Liberty TWSTY hereby assigns and transfers to the Company 4,200,000 ordinary shares of Telewest in exchange for 2 Preferred Units to be issued to Liberty TWSTY.

2.6           Liberty UK Holdings Contribution.

(a)           Common Unit Contribution.  Liberty UK Holdings hereby assigns and transfers to the Company 15,757,120 ordinary shares of Telewest and 17,526,223 limited voting shares of Telewest in exchange for 16 Common Units to be issued to Liberty UK Holdings.

(b)           Preferred Unit Contribution.  Liberty UK Holdings hereby assigns and transfers to the Company 4,188,601 ordinary shares of Telewest and 4,658,870  limited voting shares of Telewest in exchange for 4 Preferred Units to be issued to Liberty UK Holdings.

2.7           Issuance of Units.  Promptly after the contributions set forth above are made to the Company, the Members will cause the Company to issue the Common Units and Preferred Units to be issued to the Members under this Agreement.

2.8           Transfer and Documentation.  Contemporaneously with the execution of this Agreement, each Member shall execute and deliver to the Company such instruments of conveyance as the Company or any Member may reasonably request in order to convey, assign and transfer title to all properties and assets required to be contributed to the Company as provided in Sections 2.1 through 2.6.

2.9           Conveyance Taxes; Expenses.

(a)           The Company shall be liable for and shall pay all transfer, stamp, real property transfer taxes and any other similar taxes incurred as a result of the contributions by such Member contemplated hereby, and shall hold each of the other parties hereto harmless against any such taxes.

(b)           Each Member shall bear its own fees and expenses relating to the transactions contemplated by this Article II (including all legal and accounting fees and expenses and the fees and expenses of any investment banking firms engaged by such party), whether or not such transactions are consummated.

2.10         Further Assurances.  At the reasonable request of the Company or any Member, from time to time following the Closing, and without the requirement of any further consideration, each of the parties hereto will promptly execute such other documents and instruments, and will take such further actions, as may be necessary to vest, perfect or confirm in the Company all rights, titles and interests in, to and under the property and assets required to be contributed to the Company hereunder, and otherwise to carry out the provisions hereof.

2.11         Stockholder Consent.  Liberty, as sole stockholder of each of Liberty Global, Liberty UPCOY and Liberty TWSTY, LMINT, as sole stockholder of Liberty UK and Liberty UK Holdings, and Liberty Europe as sole stockholder of Liberty Programming, each hereby approve, authorize and consent to each of the contributions to be made by each of such Members, respectively, and agree to execute and deliver to the other Members (with a copy to the Company and each other Member) such written consents and/or other instruments confirming such approval, authorization and consent as the Company or any Member may reasonably request to confirm such consent.

ARTICLE 3                                   MISCELLANEOUS

3.1           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted transferees, and permitted assigns.

3.2           Severability.          Each provision of this Agreement is intended to be severable from each other provision of this Agreement.  If any term or provision hereof is held to be illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and such illegality, invalidity or unenforceability shall not affect the validity, legality or enforceability of the remainder of this Agreement. If necessary to effect the intent of the parties hereto, the parties hereto will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that as closely as possible reflects such intent.

3.3           Amendments.  This Agreement may be modified or amended only by written instrument signed by each of the parties hereto affected by such modification or amendment.

3.4           Assignment.  No party shall assign any of its rights under this Agreement or delegate its duties hereunder without the prior written consent of each of the other parties hereto, which consent shall not unreasonably be withheld or delayed.

3.5           Waivers; Remedies.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party or parties entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party or parties against which such waiver is to be asserted.  Except as otherwise provided in this Agreement, no failure or delay of any party hereto in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

3.6           Headings.  The section and other headings contained in this Agreement are for reference purposes only and are not intended to define, interpret or limit the scope or intent of this Agreement or any provision hereof.

3.7           Governing Law.  The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

3.8           Counterparts; Execution.  This Agreement may be executed in any number of counterparts, and on multiple counterparts, with the same effect as if all parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.  The signature pages from any duly executed counterpart of this Agreement may be removed from such counterpart and attached to any identical counterpart of this Agreement, with the same effect as if the parties signing such signature pages had signed such latter counterpart directly.  Signature pages may be signed and delivered by telecopier or facsimile.

3.9           No Third-Party Rights.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, as a so-called “third-party beneficiary” or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LIBERTY MEDIA CORPORATION

By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President

LIBERTY MEDIA INTERNATIONAL, INC.

By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President

LIBERTY HOLDINGS EUROPE, INC.

By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President

LIBERTY GLOBAL, INC.

By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President

LIBERTY UPCOY, INC.

By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President

LIBERTY UK, INC.

By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President

LIBERTY UK HOLDINGS, INC.

By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President

LIBERTY PROGRAMMING UK, INC.

By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President

LIBERTY TWSTY HOLDINGS, INC.

By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President

LIBERTY INTERNATIONAL B-L, LLC

By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President